UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 14, 2008

CROCS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-51754	20-2164234
(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

6328 Monarch Park Place Niwot, Colorado	80503
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 848-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 – FINANCIAL INFORMATION

Item 2.02.              Results of Operations and Financial Condition.

On April 14, 2008, Crocs, Inc. (the “Company”) issued a press release reporting preliminary results for the quarter ended March 31, 2008.  A copy of the press release dated April 14, 2008, reporting preliminary results for the quarter ended March 31, 2008 is furnished as Exhibit 99.1 to this report.

Item 2.05.              Costs Associated with Exit or Disposal Activities.

On April 14, 2008, the Company’s Board of Directors approved a plan to restructure its North American operations.  Under the restructuring plan, the Company will cease Canadian manufacturing activities and consolidate Canadian manufacturing and distribution into existing North American operations.  Altogether, these actions are expected to result in the elimination of approximately 600 positions.  These actions are intended to streamline operating costs and effectively leverage Company resources.  In connection with these actions, the Company estimates that it will incur a pre-tax restructuring charge of approximately $20.0 million.  This charge consists of approximately $10.2 million in impairment charges related to fixed assets, $5.8 million in termination benefits, $3.0 million in lease termination costs and a $1.0 million write down of inventory.  The Company estimates that of the total estimated restructuring charge, between $7.0 million and $9.0 million is expected to result in future cash outlays.  The restructuring actions are expected to be substantially completed by June 30, 2008.

SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits

99.1	Press Release dated April 14, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROCS, INC.

Date: April 14, 2008	By:	/s/ Russell C. Hammer
Russell C. Hammer,
Chief Financial Officer, Senior Vice President of Finance and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 14, 2008.